Exhibit 99.1

DURECT Corporation Secures $50 Million Committed Equity Financing Facility

CUPERTINO, CA, July 1, 2010/ PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today that it has secured a committed equity financing facility under which it may sell up to $50 million of its registered common stock to Azimuth Opportunity Ltd. for a term of 24 months. DURECT is not obligated to utilize any of the $50 million facility. DURECT did not pay a commitment fee or issue any warrants to secure this facility.

DURECT will determine, at its sole discretion, the timing, the dollar amount, and the floor price per share of any drawdown under this facility, subject to certain defined limitations. Any shares sold under this facility will be sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on May 11, 2009, as amended.

“DURECT has been able to maintain a strong financial position and modest cash burn rate while building our late stage pipeline of product candidates through our licensing strategy,” stated James E. Brown, President and CEO of DURECT Corporation. “Establishing this equity line of credit gives us greater flexibility to access additional capital with low transaction costs if we deem it appropriate over the next two years.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About DURECT Corporation

DURECT is an emerging specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR™, and TRANSDUR™-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies may enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

NOTE: POSIDUR™, SABER™, ORADUR®, TRANSDUR™, and ELADUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding any future sale of shares of DURECT’s common stock to Azimuth Opportunity Ltd., the price for such sales and DURECT’s capital needs in the future are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to volatility in the price of our common stock, our ability to successfully complete clinical trials and other development activities in a timely manner and secure regulatory approval for our product candidates, manufacture, commercialize and obtain marketplace acceptance of our product candidates, whether we receive milestone and royalty payments based on activities of our collaborators, our ability to maintain our corporate collaborations with third parties and enter into new collaborations, and manage and obtain capital to fund our growth, operations and expenses. Further information regarding these and other risks is included in DURECT’s Form 10-Q filed on May 10, 2010 under the heading “Risk Factors.”

SOURCE: DURECT Corporation

CONTACT: Matthew J. Hogan, Chief Financial Officer, DURECT Corporation, 408-777-4936